Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2007

ANNOUNCES RETENTION OF GENCAP TO SUPPORT ACQUISITIONS AND
STRATEGIC INITIATIVES

CONFERENCE CALL SCHEDULED FOR NOVEMBER 15, 2007

Ft. Lauderdale, FL, November 14, 2007 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, today announced the results for the first quarter ended September 30, 2007.

First Quarter Summary:

Net loss was $3.0 million in the first quarter of fiscal year 2008, as compared to $462,000 in the same period in the prior year. The $2.5 million increase in net loss resulted primarily from the non-cash charge of $1.4 million and a cash prepayment penalty of $270,000 related to the refinancing of our long term debt in August 2007. The Company’s outstanding secured promissory notes issued in August 2003, January 2005 and September 2005 had previously been reduced through pay downs and conversions into equity from the original debt of $16.0 million to $11.3 million. These notes were satisfied in full by the August 2007 refinancing with new senior secured convertible subordinated notes, lowering the Company’s total senior secured subordinated debt to $10.6 million.

As a result of the refinancing of the long term debt, the Company incurred a loss on extinguishment of debt, which included the non-cash write-offs of unamortized debt discounts of $978,000 and unamortized debt costs of $443,000, a pre-payment penalty of $270,000 resulting from the satisfaction of the notes prior to their maturity dates, offset by a non-cash gain of $50,000 due to the excess of the carrying value of the notes over the extinguishment price. The net loss for the first quarters of fiscal years 2008 and 2007 included total non-cash expenses of $2.4 million and $933,000, respectively.

The increase in net loss was also partially due to a reduction in net margin contributions attributable to a decrease in emergency response business in the first quarter of fiscal 2008 compared to the same period in fiscal 2007, when revenues were generated related to preparation for Hurricane Ernesto, lower industry demand stemming from the general economic conditions in the industries we serve, and our customers’ efforts to reduce fuel consumption in light of dramatically increased fuel prices, along with higher selling general and administrative cost related to an increase in bad debt expense.

The net margin per gallon for the first quarters of fiscal years 2008 and 2007 was 19.1 cents and 19.4 cents, respectively. The nominal decrease in margin was due to the higher margin emergency response revenue generated in the first quarter of fiscal year 2007 in anticipation of Hurricane Ernesto.

Revenues were $55.5 million in the first quarter of fiscal year 2008, as compared to $65.6 million in the same period of the prior year, a decrease of $10.1 million, or 15%, primarily as a result of a decrease of 4.7 million, or 20%, in gallons sold. The volume reduction caused $13.2 million of the decrease in revenue, offset by a positive $3.1 million price variance largely due to overall higher market prices of petroleum products. The volume reduction was primarily due to the reduction of business with net margin contributions below acceptable levels, including the curtailment in August 2006 of a portion of our fuel transport business. As previously noted, the volume decrease is also a result of lower industry demand stemming from the contraction of the national economy, impacting the specific industries we serve as well as our customers’ lower fuel consumption in response to higher fuel prices. Additionally, the fiscal 2007 first quarter revenues reflect the emergency response revenue related to preparation for Hurricane Ernesto that did not recur in the first quarter of 2008.

Earnings before interest, taxes, depreciation and amortization, stock-based compensation (“EBITDA”) and loss on extinguishment of debt, a non-GAAP measure, were $196,000 in the first quarter of fiscal year 2008, as compared to $1.2 million in the same period of the prior year, a decrease of $1.0 million, or 83%. The decrease in EBITDA was primarily due to the reduction net margin contribution from the decrease in the emergency response revenue generated in the first quarter of fiscal 2007, the decrease in industry demand and higher bad debt expense described above.

Key developments in our first quarter of fiscal year 2008 include:

•
In August 2007, the Company entered into commitments to purchase $1.1 million in trucks and field equipment with the proceeds of the May 2007 sale of equipment for an aggregate amount of $1.1 million. The acquisition will upgrade the Company’s fleet through the purchase of newer and under warranty equipment, thus reducing future repair and maintenance costs.

•
On August 8, 2007, we sold $11.8 million in debt and equity securities (the “Offering”). We used the proceeds of the offering to satisfy the principal balance of our then outstanding August 2003, January 2005 and September 2005 promissory notes. As a result of this transaction, we lowered our senior secured convertible subordinated debt from $11.2 million to $10.6 million at August 8, 2007. We have eliminated all principal payments until December 2009, since the new notes mature in their entirety on December 31, 2009.

Richard E. Gathright, Chairman, Chief Executive Office and President, commented:

Richard Gathright, Chairman, Chief Executive Officer and President, commented, “While the first quarter of fiscal 2008 was impacted by the transition to our new systems which are now allowing us to effectively eliminate duplicative costs from our prior acquisitions and operations, and create economies of scale, and by the refinancing of long term debt, we now intend to move forward with our diversification and growth plan to realize the value of our investments over many prior quarters.”

Gathright continued, “In conjunction with the implementation of our business strategies, we are pleased to announce that the Company has retained GenCap Solutions, LP as exclusive financial advisor to the Company. GenCap, and its affiliated group, Energy Capital Solutions, is a Dallas based investment banking firm focused on providing corporate finance and merger and acquisition services to private and public, middle-market companies, with a strong emphasis on the energy sector. As part of the engagement, GenCap will assist us with arranging capital to strengthen our balance sheet and to fund our growth initiatives and strategic acquisition opportunities which are the cornerstone of our business plan.”

Gathright concluded, “The opportunities to play a major role in the consolidation of the downstream distribution sector are extensive, including opportunities to add value in the growth of alternative fuels and the need to distribute these fuels to the marketplace. We look forward to the coming months as our strategies are executed.”

About GENCAP SOLUTIONS, LP

GenCap Solutions, LP (“GenCap”) is an investment banking firm focused on raising private capital and providing merger and acquisition advisory services to public and private middle market companies. GenCap’s professionals are former Bear Stearns, Wasserstein Perella, Deutsche Bank, Raymond James and RBC Dain Rauscher investment bankers. Based out of Dallas, Texas, GenCap’s principals began operations in late 2001 and have closed approximately 90 transactions to date, with an aggregate value of approximately $4.0 billion.

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except per share and per gallon data)
(Unaudited)

	Three Months Ended September 30,
	2007	2006

Petroleum product sales and service revenues	$49,189	$58,644
Petroleum product taxes	6,308	6,984
Total revenues	55,497	65,628

Cost of petroleum product sales and service	46,007	54,522
Petroleum product taxes	6,308	6,984
Total cost of sales	52,315	61,506

Gross profit	3,182	4,122

Selling, general and administrative expenses	3,803	3,650

Operating (loss) income	(621)	472

Interest expense	(778)	(949)
Interest and other income	21	15
Loss on extinguishment of promissory notes	(1,641)	-

Loss before income taxes	(3,019)	(462)

Income tax expense	-	-
Net loss	$(3,019)	$(462)

Basic and diluted net loss per share	$(0.21)	$(0.04)

Basic and diluted weighted average common
shares outstanding	14,200	10,496

EBITDA (non-GAAP measure)	$196	$1,168

Gallons sold	18,695	23,429

Net margin	$3,570	$4,553

Net margin per gallon (in cents) (1)	19.1	19.4

(1) Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Reconciliation of Net Loss to EBITDA (Unaudited non-GAAP measure):

(All amounts in thousands of dollars)

	Three Months Ended
	September 30,
	2007	2006

Net loss	$(3,019)	$(462)
Add back:
Interest expense	778	949
Stock-based compensation expense	126	27
Depreciation and amortization expense:
Cost of sales	388	431
Selling, general and administrative expenses	282	223
Loss on extinguishment of debt	1,641	-
EBITDA	$196	$1,168

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	(Unaudited)
	September 30,	June 30,
	2007	2007
ASSETS
Current assets	$25,463	$29,183
Property, plant and equipment, net	10,322	10,017
Other assets, net	4,211	4,725
	$39,996	$43,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	26,456	29,015
Long-term debt, net and other liabilities	11,033	10,796
Stockholders’ equity	2,507	4,114
	$39,996	$43,925

CONFERENCE CALL

Management will host a conference call on Thursday, November 15, 2007, at 2:00 P.M. ET, to further discuss the results of the Company’s first quarter ended September 30, 2007. The conference call will be available via teleconference by dialing 800-901-5213 (domestic) or 617-786-2962 (international), using Pass Code 64265423. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from November 15, 2007, at 4:00 P.M. ET until Midnight ET on November 22, 2007, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 27867042. A web archive will be available for 30 days at www.mobilefueling.com.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and in the Form 10-Q for the quarter ended September 30, 2007.